UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LEHMAN BROTHERS HOLDINGS INC.
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Lehman Brothers 2008 Annual Meeting of Stockholders: Proposal 3 — Employee Stock Incentive Plan Authorization March 20, 2008

 The Firm’s broad-based Equity Award Program is an integral part of the Firm’s culture. Our program differentiates us from our peers, and has been effective in promoting long-term alignment between employee and shareholder interests. – A substantial portion of compensation is delivered to employees in the form of equity awards, in lieu of cash – Equity awards include vesting and/or sales restriction periods of up to 5 years, which is among the longest of our peers – Employees therefore have a significant long-term ownership interest in the Firm (~30% including all equity awards) Our equity compensation plans are designed to: – Make each employee think and act like an owner of the Firm – Instill a long-term operating perspective across the Firm, which keeps employees focused on long-term strategic objectives that are important for preserving and growing shareholder value – Maintain our One-Firm culture, which emphasizes prudent risk management, liquidity and expense discipline, as well as a primary focus on our client relationships • Best in class risk management practices are demonstrated by our relatively strong 2007 performance, which reflected our ability to avoid outsized negative marks from fixed income assets in the context of the challenging market environment • Strong liquidity framework has ensured a strong capital base and liquidity to successfully weather a continued challenging operating environment If the new proposal is not approved, the Firm will be forced to substitute cash for equity compensation and therefore lose the important benefits of aligning the long-term interests of employees with stockholders. Overall, our Equity Award Program has contributed, meaningfully, to our strong shareholder returns: – 297% total return since May 1999 (see appendix page 5) – 16% compounded annual return in our book value per common share since 2003 (see appendix page 8) – 23% compounded annual return in our dividend per common share since 2003 (see appendix page 8) The Board of Directors Unanimously Recommends a Vote FOR Approval of the Additional 50 Million Shares Proposal 3 – Employee Stock Incentive Plan Authorization 1

Features and Benefits of the Firm’s Equity Award Program A key element of the Firm’s compensation philosophy is to deliver a significant portion of employees’ total compensation in the form of restricted stock units (“RSUs”) and, in certain select cases, stock options in lieu of all cash compensation. – Broadly distributed - Lehman Brothers has one of the broadest-based equity programs in the investment banking industry. Approximately 20,000 of the Firm’s employees were granted equity awards as a portion of their performance-based incentive compensation for 2007 – Not additive - the Firm’s stock-based compensation program is a significant component of annual total compensation that is paid in lieu of cash, and does not represent an “add-on” award For bonus-eligible employees, equity awards are granted as part of year-end performance-based bonuses. – Equity awards generally range up to approximately 50% of an employee’s total compensation, with the amount of compensation in equity increasing as total compensation rises – Bonus-eligible employees who are not awarded a year-end performance bonus do not receive an equity award For Managing Directors (“MDs”), 35% of RSUs generally vest after 3 years after the grant date, and 65% generally vest after 5 years from the grant date. A majority of the RSUs granted as part of 2007 compensation were to our MDs. – Independent of the vesting horizon, RSUs do not convert to common stock until 5 years after the grant date – Vesting provisions, combined with the 5-year sales restriction for all RSUs, means that the average MD holds more than two times their annual total compensation in the form of equity at any point in time. This creates a strong incentive for the Firm’s employees to preserve and grow shareholder value Equity awards are also a valuable tool to recruit new employees to the Firm and to replace awards forfeited by their prior employer, while providing them with a significant ownership interest from the start and also acting as a form of retention. 2

Appendices

Background and Other Considerations The stockholders of Lehman Brothers Holdings Inc. approved the 2005 Stock Incentive Plan (2005 SIP) in April 2005, and authorized an additional 75 million shares in April 2007. In 2007, the Firm advised that the additional authorization was expected to cover stock-based awards for fiscal years 2007 and 2008. – However, due primarily to the current credit crisis that has significantly impacted the performance of the investment banking sector, the Firm had only 28 million shares available for future grant as of February 15, 2008 – These remaining shares are not expected to be sufficient to cover employee stock-based awards for fiscal 2008 The Board of Directors unanimously recommends the approval of an amendment to the Firm’s 2005 SIP, to increase the number of shares eligible for grant by 50 million shares, which represents approximately 10% of the Firm’s common shares outstanding. The Firm expects to request additional shares at the 2009 Annual Meeting of Stockholders, and annually thereafter. The Firm actively manages its equity utilization to balance employee-shareholder alignment with cost. Broad-based employee equity deferral programs require a significant number of shares. – Approximately 97% of the shares granted as part of 2007 performance compensation were made to employees other than proxy named executive officers 3

Background and Other Considerations (cont’d) We believe that certain proxy advisory firms’ models, and therefore their recommendations, do not adequately reflect the inherent retention and alignment value of granting RSUs. In addition, these models often do not consider that: – Shares repurchased through our buyback program to offset dilution and held in our RSU Trust are included in our outstanding shares and should not be considered dilutive – The Firm’s equity overhang will generally be higher than that for our peers since we have: 1) the broadest-based program; and 2) among the longest vesting/sales restriction periods (5 years), both of which better promote long-term alignment with shareholders Since 1997, the Firm has repurchased a sufficient number of shares to offset the dilution created by the Equity Award Program. – The number of shares outstanding has been relatively constant, excluding shares issued in connection with our acquisition of Neuberger Berman in 2003 – We believe the repurchase program has prevented shareholder dilution, while allowing the Firm to benefit from the employee commitment generated by broad-based employee share ownership – The Firm has grown book value per share by approximately 16%1 per year on average since 2003, even while repurchasing shares that have offset dilution from stock-based awards and increasing the annual common stock dividend by 23%2 per year on average ___________________________ 1. Since 2003, see appendix page 8; the book value per common share calculation includes amortized RSUs granted under employee stock award programs, which have been included in total stockholders’ equity 2. Since 2003, see appendix page 8 4

34% 56% 73% 92% 155% 51% BSC MS MER S&P 500 LEH GS Strong Financial Performance and Shareholder Returns Delivered record net revenue, net income and earnings per share for the fourth consecutive year Net revenues reached a record $19.3 billion, a 10% increase over the previous year Delivered record net income of $4.2 billion, a 5% increase over the prior year Reported strong annual pre-tax margin of 31.2% Return on average common equity was 20.8% for 2007, compared with 23.4% for 2006 Reported record earnings per share of $7.26, a 7% increase over the prior year Achieved record net revenues across all business segments for the year Reported record non-U.S. net revenues, which accounted for 50% of overall Firm net revenues for 2007 2007 Financial Performance 5 Year Total Shareholder Return (2/2003 – 2/2008) Total Shareholder Return (5/1999 – 2/2008)1 21% Annual Equivalent 14% 12% 9% 9% 6% ___________________________ 1. Return calculation beginning in May 1999, to take into account Goldman Sachs’ Initial Public Offering 297% 166% 107% 33% 18% 22% S&P 500 MS MER BSC GS LEH 17% Annual Equivalent 12% 9% 3% 2% 2% 5

Equity Award Overhang Equity Award Overhang Net overhang, after accounting for tax benefits and share proceeds, is approximately 10% Share repurchases have mitigated any dilution resulting from the Equity Award Program ___________________________ 1. Increase in 2004 resulted from shares issued in connection with Neuberger Berman acquisition 2. Fiscal 2006 and 2007 compensation awards were granted shortly after fiscal year-end. As a result, year-end 2006 grants of approximately 35 million shares were reported in fiscal 2007 and 2007 year-end grants of approximately 50 million shares will be reported in Q1 2008 Shares in millions 2007 2006 2005 2004 2003 RSUs outstanding 117.9 100.4 120.4 128.5 128.7 Options outstanding 65.6 81.4 101.8 147.1 173.5 Equity Awards Outstanding 183.5 181.8 222.2 275.6 302.2 Shares held in RSU Trust (72.5) (64.7) (69.1) (77.7) (66.8) Reduction resulting from proceeds from options and tax benefits (54.8) (70.9) (89.8) (130.9) (156.1) Adjusted shares in overhang (a) 56.2 46.2 63.3 67.0 79.3 Weighted average common shares (basic) (b) 540.6 543.0 556.3 549.41 491.4 Adjusted Overhang, net of shares held in RSU Trust (a ÷ b) Equity Awards Granted 38.82 11.02 34.9 40.6 60.7 For the year ended November 30 16.1% 10.4%2 8.5%2 11.4% 12.2% 6

Summary Changes in Common Stockholders’ Equity Summary Changes in Common Stockholders’ Equity ___________________________ 1. Certain years include repurchases above employee stock award dilution; for all years includes common stock open-market repurchases and common stock withheld from employees, which represents shares of common stock withheld in satisfaction of the exercise price of stock options and tax withholding obligations upon option exercises and conversion of RSUs 2. Other for 2003 primarily consists of share issuances in connection with Neuberger Berman acquisition and for 2004 primarily consists of Neuberger Berman final purchase price adjustment In $ millions 2007 2006 2005 2004 2003 Beginning common stockholders' equity $18,096 $15,699 $13,575 $12,129 $8,242 Net income 4,192 4,007 3,260 2,369 1,699 Dividends on common stock (351) (276) (233) (186) (128) Dividends on preferred stock (67) (66) (69) (72) (50) Equity-based award plans 2,829 2,396 3,305 1,892 1,466 Treasury stock purchases1 (3,178) (3,681) (4,157) (2,267) (1,508) Other2 (126) 17 18 (290) 2,408 Ending common stockholders' equity $21,395 $18,096 $15,699 $13,575 $12,129 Shares in millions 2007 2006 2005 2004 2003 Common shares repurchased1 43.0 52.9 80.6 58.0 46.2 Common stockholders' equity CAGR 15% At or for the year ended November 30 7

Book Value Per Common Share and Annual Common Stock Dividend Book Value Per Common Share1 $22.09 $24.66 $28.75 $33.87 $39.44 2003 2004 2005 2006 2007 Annual Common Stock Dividend $0.24 $0.32 $0.40 $0.48 $0.60 $0.68 2003 2004 2005 2006 2007 2008 ___________________________ 1. The book value per common share calculation includes amortized RSUs granted under employee stock award programs, which have been included in total stockholders’ equity The Firm has grown book value per share by approximately 16% per year on average since 2003 The Firm has increased the annual common stock dividend by 23% per year on average since 2003 At or for the year ended November 30 At or for the year ended November 30 16% CAGR 23% CAGR 8